EXHIBIT 99.1

NewBridge Bancorp	News Release
NewBridge Bancorp | P.O. Box 18807
Greensboro, NC 27419
For Immediate Release
CONTACT: Michael W. Shelton, EVP & CFO; 336-369-0900
NEWBRIDGE BANCORP ANNOUNCES FIRST QUARTER DIVIDEND
     GREENSBORO, N.C., February 21, 2008 – At its meeting on February 20, 2008, the Board of Directors of NewBridge Bancorp, parent company of NewBridge Bank, declared a quarterly cash dividend of $.17 per share of common stock, payable on April 15, 2008, to shareholders of record on April 1, 2008.
     Common stock of NewBridge Bancorp is traded on the Global Select Market of the Nasdaq Stock Market, LLC and is quoted under the symbol NBBC. Additional information about NewBridge Bancorp is available on its website at www.newbridgebank.com.
About NewBridge Bancorp
     NewBridge Bancorp is the parent company of NewBridge Bank, which is a state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer, and small consumer loans and dealer financing through Peoples Finance Company of Lexington, Inc.
     NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion. The Bank has 40 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
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Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” “estimates,” “plans,” “projects,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, uncertainties and other factors that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, availability of capital, personnel, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward- looking statements are discussed in NewBridge Bancorp’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. NewBridge Bancorp undertakes no obligations to revise these statements following the date of this news release.